UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 11, 2013, Rackspace Limited (“Rackspace”), a subsidiary of Rackspace Hosting, Inc., entered into an agreement with Digital Realty (St. Denis) Sarl, a subsidiary of Digital Realty Trust, L.P. (“Digital”), to lease future data center space with an aggregate maximum critical load power of approximately 10 megawatts in a data center facility at a location in the United Kingdom that is to be determined (the “Agreement for Lease”).

The Agreement for Lease provides that Digital and Rackspace will work together to mutually agree on a site and a building design for the data center space. The site must be agreed upon by the parties and acquired by Digital within 365 days from the effective date of the Agreement for Lease. The Agreement for Lease includes a plan for construction of five data halls in two stages. The first stage relates to the construction of three data halls of approximately 2 megawatts apiece. The second stage relates to the construction of two data halls of approximately 2 megawatts apiece.

Once the site is acquired, a construction plan will be completed, with the target commencement date for the first data hall to be specified in the construction plan. Thereafter, the target commencement dates for the remaining four (4) data halls will occur, consecutively, every twelve (12) months after the commencement date for the first data hall (the “Initial Commencement Date”; i.e., the target commencement date for the second data hall will be the first anniversary of the Initial Commencement Date; the target commencement date for the third data hall will be the second anniversary of the Initial Commencement Date; and so on). Rackspace has the right to accelerate the commencement date for each of the second, third, and fifth data halls, and Rackspace has the right to delay the target commencement dates for the fourth and fifth data halls for up to two years from the specified target commencement dates, subject to a fee payment.

The financial obligation related to each lease will be determined upon the completion of each data hall, at which time the relevant lease for the specified data hall will be entered into by the parties. Each lease will have an initial term of 20 years from the effective date of the lease.

Item 8.01. Other Events

During our last open trading window, Taylor Rhodes, Managing Director, International, and Steve Mills, Chief Information Officer, entered into written stock selling plans for asset diversification purposes and/or payment of tax obligations triggered by vesting on equity grants, in accordance with Rule 10b5-1 and Rackspace's insider trading policy.

Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information, and allows the insiders to trade in accordance with their plans, regardless of any subsequent material non-public information they receive. These trading plans allow insiders to diversify their holdings and to minimize the stock market impact of sales by spreading the sales out over time. Messrs. Rhodes and Mills will report transactions made pursuant to their plans to the Securities and Exchange Commission as required pursuant to Rule 16(b) of the Exchange Act. Except as required by law, Rackspace does not undertake to report Rule 10b5-1 trading plans by other Rackspace officers or directors or to report modifications, transactions or other activities under Rule 10b5-1 trading plans or the similar plans of any other officer or director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	January 17, 2013	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary

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